                                                                    EXHIBIT 99.1

PRESS RELEASE - FOR RELEASE:

February 4, 2002

CONTACT:

Sun Bancorp, Inc.                           Sun Bancorp, Inc.
Robert J. McCormack                         Sandra J. Miller
President & Chief Executive Officer         Senior Vice President -
570-372-7101                                  Marketing & Retail Delivery
bmccormack@sunbankpa.com                    570-372-2123
                                            smiller@sunbankpa.com


        SUN BANCORP, INC. DISCLOSES 2002 FINANCIAL AND OPERATING TARGETS

SELINSGROVE, PA--SUN BANCORP, INC. (NASDAQ: SUBI) disclosed today that projected earnings per share for the year 2002 would range from $1.18 per share to $1.29 per share.

Sun earned $0.74 per share and $0.68 in 2001 and 2000 respectively, excluding gains on the sale of branches. Earnings for 2001 and 2000 were also affected by one-time charges related to an investment portfolio restructuring, contract resolution with a former executive, name change expenses, and acquisition costs.

Management also announced the following performance goals for 2002:

     o    Loan growth of 9% to 14%
     o    Core deposit growth of 4% to 6%
     o    Fee income growth of 45% to 60%
     o    Return on assets of .96% to 1.03%

Management reports experiencing current solid commercial loan demand in all of its markets, particularly the Luzerne County region, and strong credit quality. Further, management projects significant growth in its equipment leasing and auto leasing programs. Delinquency levels are near a 10-year low, and 2001 saw the lowest net charge-off level in more than five years.

Management expects fee income growth from ongoing efforts to expand core deposits, cash management relationships, and fee-based programs such as Sun Abstract & Settlement Services and Sun Investment Services, which were both introduced in 2001. In addition, management significantly enhanced Sun's Wealth Management & Private Banking division in late 2001 and expects considerable growth throughout 2002. Also, Sun will introduce an Overdraft Honor program during 2002 that should provide additional fee income.

Management expects earnings will be augmented by approximately $.22 per share during 2002 due to new reporting treatment for goodwill. Sun reported goodwill amortization expense of $1,560,000 in 2001 from previous acquisitions, including Bucktail Bank branches, Mellon Bank branches, and Guaranty Bank.

The company anticipates ongoing efficiency improvements and strengthened expense controls from its recently announced Project Deliver Excellence program, which is designed to streamline and improve processes to support customer relationship management and service delivery.

Sun Bancorp, with approximately $920 million in assets, has 24 offices and 45 ATMs in Clinton, Luzerne, Snyder, Union, Northumberland, and Lycoming counties. Sun Bancorp operates two bank trade names, SunBank and Guaranty Bank. Sun Bancorp also operates SunBank Wealth Management and Private Banking, Sun Investment Services, SunBank Mortgage, SunBank Leasing, and SunBank Dealer Center, and is 30% owner in a limited liability company, Sun Abstract & Settlement Services. Sun Bancorp, Inc. is traded on NASDAQ under the symbol "SUBI." For more information, visit the company's Web site at WWW.SUNBANKPA.COM.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ACTUAL RESULTS AND TRENDS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN SUCH STATEMENTS DUE TO VARIOUS FACTORS. SUCH FACTORS INCLUDE THE POSSIBILITY THAT INCREASED DEMAND OR PRICES FOR THE COMPANY'S FINANCIAL SERVICES AND PRODUCTS MAY NOT OCCUR, CHANGING ECONOMIC, INTEREST RATE AND COMPETITIVE CONDITIONS, TECHNOLOGICAL DEVELOPMENTS, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.